Exhibit 99.1

             Gales Industries Completes Acquisition of Sigma Metals

BAY SHORE, NY -- April 17, 2007 -- Gales Industries Incorporated (OTCBB: GLDS) today announced that it has completed the acquisition of Sigma Metals, Inc., a strategic metals distributor based in Deer Park, Long Island, NY. Now a wholly-owned subsidiary, Sigma will operate as a new platform company for Gales. Sigma had trailing 12-month revenues of approximately $18 million. Sigma will continue to operate from its existing location and has retained all key management and personnel in accordance with the purchase agreement.

"We are very pleased to have completed our second acquisition. With the addition of Sigma Metals, Gales Industries now has combined trailing revenues in excess of $50 million," stated Peter D. Rettaliata, Gales' President and Chief Executive Officer. "More important, Sigma Metals brings numerous benefits to Gales as it relates to our pursuit of growth, margin enhancement, and expanded services to our customers. Simply, we are both more profitable and more relevant to our customers. In conjunction with Air Industries Machining Corp., our primary platform business engaged in the manufacturing of flight safety and other critical aviation components, Sigma Metals establishes a second platform for dealing with the supply of a major cost component, specialty metals."

The purchase price to acquire Sigma Metals was $5.0 million plus an amount, yet to be finalized, equal to Sigma's earnings for the period from January 1, 2006 until the date of closing, April 16, 2007. Approximately $4.3 million of the purchase price was paid in cash and the balance was paid through a combination of restricted stock and debt. The debt to the sellers will be adjusted to include, upon finalization, the amount owed related to Sigma's earnings for the aforementioned period. At the time of closing, Sigma had approximately $900,000 in institutional debt and $250,000 due for advances from its shareholders. Gales is in the process of finalizing an expansion of its credit arrangements with PNC Bank which will become the primary lender to Sigma, replacing its current institutional lender.

To facilitate the acquisition, Gales raised approximately $4.9 million in gross proceeds through a private placement of its Series B Convertible Preferred Stock. This private placement is ongoing and Gales anticipates raising up to an additional $2.1 million through this private placement. The Series B Convertible Preferred Stock has not been and will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States without registration and applicable exemption from registration requirements.

In connection with the acquisition, Gales Industries entered into employment agreements with the principals of Sigma Metals. George Elkins will continue to serve Sigma Metals as its Chief Executive Officer, Carole Tate as its President, and Joseph Coonan as its Vice President.

Sigma Metals is a specialty distributor of strategic metals, primarily aluminum, stainless steels of various grades, titanium and other exotic end user specified materials. Sigma's products are sold to both aerospace/defense contractors as well as commercial accounts throughout the U.S. and numerous international markets. Customers include the world's largest aircraft manufacturers, subcontractors, original equipment manufacturers and various government agencies.

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Legal representation for Gales Industries in this transaction was provided by
Eaton & Van Winkle LLP of New York, NY. Legal representation for Sigma Metals in this transaction was provided by Berkman, Henoch, Peterson & Peddy, P.C. of Garden City, NY.

ABOUT GALES INDUSTRIES INCORPORATED

Gales Industries Incorporated (OTCBB: GLDS) is a holding company established to engage in the consolidation of manufacturers, engineering integrators and related service providers to the aerospace/defense and commercial aviation industries. The Company is focused on flight safety and other critical componentry. The Company's first acquisition was of Air Industries Machining Corp., a leading aerospace/defense manufacturer and engineering integrator based in Bay Shore, Long Island, NY. Consolidation opportunities include companies operating within highly synergistic disciplines of manufacturing, technical services and strategic products distribution. The Company's strategy and attendant tactical plan is to execute its consolidation principally amongst Tier III, IV and V aerospace/defense subcontractors. Gales offers a tailored exit strategy or management continuity strategy in exchange for qualified acquisitions, and targets technically superior middle market organizations with revenues of up to $100 million annually. Information on the Company and its products may be found online at www.airindmc.com.

                                      # # #

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, firm backlog, projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates, projections and forecasts made by management with respect to the Company's critical accounting policies, firm backlog, projected backlog, regulatory delays, government funding and budgets, matters pertaining to potential and pending acquisitions subject to and after closings, and other factors, including results of financial audits and general economic conditions, not within the Company's control. Certain of the Company's forward looking statements, with the projected backlog in particular, are formulated based on management's extensive industry experience and understanding and assessment of industry trends, customer requirements, and related government spending. Projected backlog may be subject to variability and may increase or decrease at any time based on a variety of factors, including but not limited to modifications of previously released orders, acceleration of orders under general purchase agreements, etc. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com